Exhibit 10(a)
SEVERANCE AND EARLY RETIREMENT AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

THIS SEVERANCE AND EARLY RETIREMENT AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into this 23rd day of October 2006, between Claire C. Skinner (“Executive”) and Coachmen Industries, Inc. (“Company”).

WHEREAS, Executive was employed by Company as its Chief Executive Officer and held the position of Chairman of the Board of Directors; and

WHEREAS, Executive has elected to take early retirement and resign from the Board of Directors.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, it is agreed as follows:

1. Termination of Employment and Resignation. The termination of Executive’s service with Company shall be effective as of August 31, 2006 (“Termination Date”). Executive shall resign as an officer and employee of Company (and any of its parent companies, subsidiaries, affiliates and divisions) and as a member of the Company’s Board of Directors, including without limitation her position as Chairman of the Board of Directors, effective on the Termination Date. Company will pay Executive her salary and any directors’ fees or other amounts earned by and due to Executive for the period through the Termination Date in accordance with past practices.

2. Severance Benefits and Consideration. In consideration of Executive’s execution and agreement to the terms and conditions of this Agreement, Company shall provide Executive with the following severance benefits (“Severance Benefits”) to which she would otherwise not be entitled but for entry into this Agreement:

a. Health Insurance. Executive has elected to continue her group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and paid COBRA premiums for the period from the Termination Date through December 31, 2006. The Company shall reimburse Executive for such premium payments not later than three business days after the date on which this Agreement becomes enforceable as set out in Paragraph 17. Company shall reimburse Executive for COBRA premiums attributable to maintaining such insurance coverage for herself and her eligible dependents for the period beginning January 1, 2007, and lasting until 18 months following the Termination Date or until the earlier to occur of (1) Executive becoming enrolled in other health insurance or (2) such COBRA coverage terminating. The Company shall reimburse Executive for such premium payments not later than five business days after Executive delivers proof of payment to Company. Executive’s health care expenses incurred after the Termination Date and before Executive has elected and paid for COBRA coverage (including the reimbursement of any covered expenses paid by Executive) shall be paid by the Coachmen Medical Plan in accordance with the terms of the Plan.

b. Severance Payments. Company shall pay (via wire transfer) and provide the following severance payments to Executive (provided Executive is not at any time in material breach of this Agreement or any other agreement with Company), subject to applicable federal and state tax withholding:

(1) Company shall pay Executive $672,750 (representing 23 months of Executive’s current regular base salary, excluding incentive pay, bonuses and other compensation or benefits) as follows:

A. On the Company’s first regular pay date following the later of the date on which this Agreement becomes enforceable as set forth in paragraph 17 or March 1, 2007, the Company shall pay Executive $175,500 (representing six months of salary). For purposes of this Agreement, the Company’s regular pay dates are the 15th day and the last day of each calendar month (“Regular Pay Dates”).

B. The balance of $497,250 shall be paid in installments of $14,625 on each of the Company’s Regular Pay Dates which are on and after the later of the date on which this Agreement becomes enforceable as set forth in paragraph 17 or March 15, 2007.

(2) Executive shall receive payment of her Deferred Benefit Account (“Account”) in the Executive Benefit and Estate Accumulation Plan (“EBP Plan”) as a Termination Benefit, pursuant to Section 3.4 of the EBP Plan and Paragraph 8 of her EBP Plan Agreement. Her Account shall be paid to her in a lump sum within three business days following the date on which this Agreement becomes enforceable as set forth in paragraph 17 in the amount of $965,929.00.

(3) Both parties stipulate that payment for any accrued but unused vacation days as of the Termination Date is included in the foregoing amounts, and that under the Company’s policies there are no payments due for payment of “sick pay”; and

(4) Effective on the Termination Date, Executive shall cease making Salary Reduction Contributions to her SERP Account in the Supplemental Deferred Compensation Plan (“ESP Plan”), and accordingly the Company shall discontinue making Employer Matching Contributions to Executive’s SERP Account. Executive shall also cease making contributions to the Coachmen Industries, Inc. Retirement Plan and Trust (“401(k) Plan”) as of the Termination Date, and the Company shall discontinue making Employer Matching Contributions to the Executive’s Account in the 401(k) Plan as of said date. No contributions shall be made to Executive’s SERP Account or the 401(k) Plan from the severance payments described in Paragraph 2(b)(1) above. Under the terms of the Supplemental Deferred Compensation Plan and the 401(k) Plan, all Employer Matching Contributions in the Executive’s SERP Account and 401(k) Account are fully vested, except that Executive’s SERP Account remains subject to the claims of creditors of the Company. Executive’s 401(k) Plan Account shall be distributed in accordance with the terms of the 401(k) Plan. Company shall distribute to Executive all of the Executive’s pre-2005 Salary Reduction and Bonus Reduction sub-Accounts of her SERP Account within 60 to one hundred 100 days following the Termination Date. The Company shall distribute to Executive the balance of her Accounts in the SERP (i.e., all post-December 31, 2004 Salary Reduction and Bonus Reduction sub-Accounts and all Employer Contribution sub-Accounts) no sooner than six months after the Termination Date and no later than seven months after the Termination Date.

c. Vesting in Benefit Programs and Exercise of Stock Options.

(1) Except as specifically otherwise provided herein, all participation in and all vesting in Company benefit programs will end as of the Termination Date. To the extent Executive is vested in options to purchase common stock of the Company, Executive shall exercise all such options within 90 days after the Termination Date. All unvested options shall be forfeited as of the Termination Date, and Executive shall have no further rights under such award agreements as of the Termination Date.

(2) To the extent Executive has participated in other equity-based compensation plans of the Company, and has received restricted stock or other equity-based compensation or awards under Company plans or programs, all further vesting in such compensation and awards shall end as of the Termination Date. Any outstanding equity-based award, including restricted stock granted under the long term incentive program, which has not vested as of the Termination Date shall terminate and be forfeited, and Executive shall have no further rights under such award agreements as of the Termination Date.

(3) In connection with exercises of the Executive’s options pursuant to Section 2(c)(1) of this Agreement, the Company agrees with the Executive, and represents and warrants to the Executive, that (A)  under the outstanding grants of non-qualified stock options to the Executive under the Plan dated October 9, 2000, February 19, 2002, and March 31, 2003, the Executive had, as of the Termination Date, the fully vested right to purchase an aggregate of 59,500 shares  of Common Stock of Coachmen (the option rights with respect to 500 shares not having satisfied the vesting requirements as of the Termination Date), at the prices specified in such grants, and such options are therefore exercisable pursuant to and subject to Section 2(c)(1);  (B) the Committee, acting pursuant to Section 6(b) of the Plan and SEC Rule 16b-3(e), has authorized the Executive to deliver to the Company, in connection with any or all exercises of her options pursuant to Section 2(c)(1), certificates for shares of Common Stock of the Company owned by the Executive on the date of each exercise of such options, in payment of some or all of the exercise price(s) applicable to such exercise(s), with the per share value of such already-owned shares for each such exercise being deemed to be equal to the Fair Market Value of the Company’s shares (as determined in accordance with Section 15 of the Plan) on the applicable exercise date;  (C) the Committee, acting pursuant to Section 16 of the Plan and SEC Rule 16b-3(e), has authorized the Executive to require that the Company satisfy all of its withholdings of federal, state and local taxes arising in connection with each exercise of her stock options pursuant to Section 2(c)(1) by withholding shares of Common Stock from the delivery of the shares otherwise deliverable to the Executive that have a Fair Market Value (as determined in accordance with Section 15 of the Plan) equal to the amount to be withheld; and (D) the shares of Company Common Stock that will be issued and delivered to the Executive upon any and all of her exercises of options pursuant to Section 2(c)(1), (i) will be issued pursuant to the prospectus covering such option exercises that is part of a then-effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the offer and sale of such shares to the Executive, (ii) will not be “restricted securities” upon issuance by the Company to the Executive, as that term is defined by Rule 144 under the Securities Act, and (iii) will be evidenced by certificates that will not bear any restrictive legends, and will be  freely transferable, immediately and fully, by the Executive without being subjected to any “stop transfer” instructions of the Company.

3. Transition Assistance. During the three-month period following the Termination Date, Company may require Executive to provide reasonable transition assistance to Company, at no additional compensation, other than reimbursement of reasonable expenses documented by Executive, if any, on a part-time basis (with the obligation on the part of Executive to make herself reasonably available to satisfy the reasonable transition needs of Company). It is understood and agreed that Executive’s obligation to provide ongoing assistance to Company is not, in and of itself, an obligation to receive material non-public information by Executive. However, it is also understood and acknowledged that it may be necessary for Company to disclose such information solely for the limited purpose of facilitating Executive’s duty of cooperation.

4. Trade Secrets/Mutual Non-Disparagement/Cooperation/Indemnification. In further consideration of the payments and benefits set forth above, Executive agrees and commits to protect Company from intrusion into its business by not disclosing to any third-party any confidential information or trade secrets of Company, and will abide by all post-employment obligations. Executive further agrees to refrain from any disparaging remarks concerning the Company, its executives, employees, agents, operations, or plans. Likewise, the Company will take reasonable efforts to prevent its Officers and Directors from making any disparaging remarks concerning the Executive, and agrees that employment inquiries will be responded to consistent with the letter of recommendation, attached hereto, and incorporated herein, as Exhibit 1 (a signed copy of which, on Company letterhead, will be forwarded to Executive upon her signing of this Agreement). In further protection of the interests of the Company, Executive agrees that, as to any matters currently pending, or which arise relating to the Executive’s employment at Company, she will provide reasonable cooperation to the Company and its attorneys in connection with any proceeding involving the Company before a court, an administrative agency, governmental organization, or an arbitrator. It is understood that Executive’s reasonable cooperation includes, but is not limited to, responding to reasonable requests involving: assisting in the preparation and compiling of exhibits; assisting in the preparation of witnesses; appearing at deposition and/or trial; giving truthful testimony; and assisting in any respect in the preparation of Company’s case. Executive’s failure to provide such reasonable cooperation will be deemed a material breach of this Agreement. Any such reasonable cooperation Executive provides during the first 23 months after the Termination Date will be without any remuneration, except that Executive will be reimbursed for her reasonable and documented expenses relating to such cooperation, including, but not limited to, travel and meal expenses. After 23 months from the Termination Date, in addition to reimbursement for reasonable and documented expenses, the Company shall pay Executive for such cooperation at a rate of $275 per hour, except for any actual time Executive spends on the witness stand as a witness. It is also understood and agreed that Executive shall be provided with full coverage under the Company’s Directors and Officers liability insurance policies, including full tail coverage in the event of policy termination, equal to and on the same basis as that provided to retired Officers and Directors of the Company. In addition, the Company agrees to indemnify and hold Executive harmless for any taxes, interest, related reasonable professional fees and costs, and/or penalties payable by Executive under Code Section 409A on account of the failure of the Company to timely amend the EBP Plan or the ESP Plan to comply with Code Section 409A.

5. General Release. In consideration of the promises set forth in this Agreement and other good and valuable consideration, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges Company, Company’s parent companies, subsidiaries, affiliates, and divisions, as well as each of their respective officers, directors, executives, employees, consultants, and agents (being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims (including but not limited to wages, commissions, and bonuses), liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, arising out of or related in any way to Executive’s employment with Company, the termination of that employment, or Executive’s resignation as an officer or as a member of the Board of Directors, including, without limitation of the foregoing general terms, any and all claims arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including but not limited to, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Fair Labor Standards Act; the Equal Pay Act; the Employee Retirement Income Security Act; COBRA; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Civil Rights Act of 1866; the Indiana Civil Rights Act; and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of breach of contract or implied covenant or fiduciary duty, deprivation of equity interest, conversion, defamation (libel or slander), retaliation, wrongful or constructive discharge, fraud, misrepresentation, or intentional and/or negligent infliction of emotional distress (“Claim” or “Claims”), which Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive had owned, or held, or claimed to own at any time before execution of this Agreement, against any or all of the Releasees. Executive does not waive any future claims. Executive acknowledges that she has not suffered any physical or mental injuries arising out of her employment with Company or the termination of that employment. The Company hereby warrants and represents that it knows of no claims it or any Releasee currently possesses against Executive.

6. Future Employment.

a. With Company. Executive agrees not to apply for future employment with Company, or any of its affiliates or successors. Executive will not apply for or otherwise seek reemployment with Company or its affiliates and successors at any time, and neither Company nor its successors have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire her in the future.

b. With Competitors. For 23 months after the Termination Date, Executive shall obtain the written approval of the Chairman of the Company before engaging or participating (whether as an employee, contractor, consultant, partner, shareholder, investor, or any other type of participant) in any business that directly or indirectly competed with Company prior to the Termination Date, and if Executive does so without such approval, then at Company’s option: Company may declare all payments made and to be made under this Agreement forfeited (except for those required by law and those returning salary deferrals made by Executive) and seek to recover same; and/or Company may seek injunctive relief and damages to protect its rights under any or all agreements Executive has with the Company. This shall not prevent Executive’s ownership (directly or indirectly) of not more than one percent of the total shares of all classes of stock outstanding of any publicly held company, or five percent of the total outstanding securities of any privately held company. Executive acknowledges and agrees that her departure from the Company shall be treated as a resignation for purposes of the interpretation and application of Section 1 of the Business Protection Agreement, Senior Officers, dated December 1, 1998).

7. Confidentiality. Executive covenants and agrees that she will keep confidential and will not repeat or disclose any of the terms or conditions of this Agreement, or any of the negotiations which resulted in this Agreement, except to her legal counsel, financial advisors, and her immediate family. Nothing in this Agreement, nor the fact of settlement, shall constitute, or be construed as, an admission of wrongdoing by either party, nor shall this Agreement be construed as a limitation on the ability to respond to a lawful subpoena or court order.

8. Construction. The fact that one party drafted this Agreement or any specific provision hereof shall not be construed against either party. The parties hereby confirm and agree that this Agreement is the result of negotiation and compromise, and that in interpreting this Agreement neither party shall be considered to be the drafter of the document, and that the language should not be strictly construed against either party. Instead, the language of the Agreement should be interpreted consistently with the ordinary and reasonable meaning of the words used.

9. Non-reliance on Other Statements or Promises. Executive represents and acknowledges that in executing this Agreement, she does not and has not relied on any representation or statement by Company or its agents, except the statements which are contained within this Agreement. Executive agrees and understands that she is receiving additional severance benefits beyond that to which she would otherwise be entitled, in return for the release of claims set forth herein. Executive and Company further agree and acknowledge that, except as set forth in this Agreement, any agreements or arrangements entered into between Executive and Company are terminated as of the Termination Date and shall have no further force or effect.

10. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the non-breaching party or parties shall be entitled to recover from the breaching party any reasonable attorney fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals) incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

11. Limitation of Remedies. Executive acknowledges and agrees that the release, discharge and covenants granted by her in this Agreement shall survive the execution of this Agreement and shall also remain binding upon Executive except in the event of a breach of any part of this Agreement by Company. In the event of any such breach by Company, Executive shall be entitled to revoke or cancel this Agreement including the binding nature of the release and discharge as contained in this Agreement, in addition to all other rights in law or equity. Any failure by the Company to make timely payments under this Agreement shall accelerate the timing of any remaining payments to Executive under this Agreement upon demand by Executive to the extent permissible under Code Section 409A. Any claimed breach must be brought to the attention of the other party by written notice within 90 days of the date the party making the claim knew or reasonably should have known of the breach, and any breach not so reported shall be untimely and waived.

12. Severability. If any one or more of the provisions contained in this Agreement as to any of the parties to this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other party to this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained therein.

13. Integration. This Agreement sets forth the entire Agreement and understanding between Company and Executive and fully supersedes any and all prior oral or written and express or implied agreements or understandings between Executive and Company or its agents, relating to the subject matter hereof; provided¸ however, this Agreement does not supersede or replace the following agreements, which are independent and remain in full force and effect: Business Protection Agreement, Senior Officers, dated December 1, 1998; Confidentiality, Conflict of Interest and Invention Agreement for Senior Executives, Division Presidents & Senior Managers dated December 1, 1998. The Change in Control agreement with Executive, by its terms, terminated as of the Termination Date.

14. Binding Agreements. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, agents, successors and assigns; provided, however, that in no event shall Executive be entitled to assign any rights or delegate any duties or obligations under this Agreement without the written approval of Company.

15. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Indiana.

16. Counterparts. This Agreement may be executed in identical counterparts, each of which shall constitute an original of this Agreement. It is herein agreed and acknowledged that each party to this Agreement shall bear its or her own costs and attorney fees incurred as of the date of this Agreement.

17. Time for Consideration and Revocation. Company and Executive acknowledge and agree that Executive has had at least 21 days to consider this Agreement, and that she was encouraged by Company to consult with counsel concerning this Agreement. Upon executing this Agreement, Executive shall have seven days following her execution of this Agreement in which she may revoke this Agreement. This Agreement shall not be enforceable until this revocation period has expired. Notice of the revocation of this Agreement must be in writing and delivered via hand-delivery or overnight express mail to:

Richard Lavers, Esq.
Coachmen Industries, Inc.
2831 Dexter Drive
P.O. Box 3300
Elkhart, IN 46515

no later than 10:00 o’clock a.m. on the next business day following the expiration of the seven-day period.

18. Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on (a) the date of service if served personally, or (b) on the third day after mailing to the party to whom notice is to be given by certified or registered mail, return receipt requested, and properly addressed as follows:

If to Company at:

Richard Lavers, Esq.
Coachmen Industries, Inc.
2831 Dexter Drive
P.O. Box 3300
Elkhart, IN 46515

If to Executive at:

Claire C. Skinner

Any party may change its or her address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

19. Advice Concerning Attorney, Understanding and Voluntariness. Executive and company both represent and agree that executive has been advised by company to seek legal counsel prior to executing this agreement, that she has sought and received the advice of counsel, that she has carefully read and fully understands all of the provisions of this agreement, and that she is voluntarily entering into this agreement.

Please read this agreement carefully. This agreement and general release of all claims includes a release of all known and unknown claims.

In witness whereof, this Severance and Early Retirement Agreement and General Release of All Claims has been executed the day and year first above written.

Claire C. Skinner	Coachmen Industries, Inc.

/s/ Claire C. Skinner	/s/ Richard M. Lavers
Signature	Signature

Claire C. Skinner	Richard M. Lavers, Chief Executive Officer
Printed name	Printed name and title

Dated: October 17, 2006	Dated: October 23, 2006

WAIVER OF TWENTY-ONE DAY PERIOD
FOR EVALUATION OF
SEVERANCE AND EARLY RETIREMENT AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

THIS WAIVER OF TWENTY-ONE DAY PERIOD FOR EVALUATION OF SEVERANCE AND EARLY RETIREMENT AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (“Waiver”) is made and entered into this 17th day of October, 2006, by Claire C. Skinner (“Executive”) as to her legal rights regarding Coachmen Industries, Inc. Coachmen Industries, Inc., its affiliates and subsidiaries are all hereinafter referred to as “Coachmen.”

WHEREAS, Executive was employed by Coachmen (or by a Coachmen affiliate); and,

WHEREAS, Executive and Coachmen have reached mutual agreement on the termination of Executive’s employment, and on the terms of a Severance and Early Retirement Agreement and General Release of All Claims (“Agreement”) which includes a release of claims by Executive, and provides for 21 days to consider and evaluate the Agreement; and

WHEREAS, Executive acknowledges the right to take the 21 days to consider the Agreement, but chooses to voluntarily waive this right, as allowed by 29 CFR 1625.22(e)(6), to take the full amount of time permitted to evaluate the Agreement.

NOW, THEREFORE, Executive issues the following waiver of rights:

1. Waiver of 21-Day Time Period. Executive hereby waives the right to take 21 days to consider the Agreement. By signing this Waiver, Executive acknowledges that sufficient time has been provided to Executive for Executive to seek legal counsel, fully consider the situation, and provide this knowing and voluntary waiver of Executive’s legal right to take 21 days before signing the Agreement.

2. Non-reliance on Other Statements or Promises. Executive represents and acknowledges that in executing this Waiver, Executive does not and has not relied on any representation or statement by Coachmen or its agents, except the statements which are contained within the Agreement between Coachmen and Executive. Executive acknowledges that there has been no fraud, threat, or misrepresentation as to this Waiver, or otherwise, and that this is a knowing and voluntary waiver by Executive of the right to take 21 days before signing the Agreement.

Executive agrees that executive has been advised by coachmen that executive should seek legal counsel prior to executing this waiver, that to the extent executive desired such counsel, executive has received same, that executive has carefully read and fully understands all of the provisions of this waiver, and that executive is voluntarily entering into this waiver.

In witness whereof, this Waiver has been executed the day and year first above written.

Claire C. Skinner

/s/ Claire C. Skinner
Signature

Claire C. Skinner
Printed name

Dated: October 17, 2006

ATTORNEY’S CERTIFICATE OF APPROVAL

I, David Carr, attorney for Executive, hereby acknowledge this Waiver.

Dated this 17th day of October, 2006.

By:	/s/ David Carr
Attorney for Executive

David Carr
Printed Name

Exhibit 10(b)
2006 RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made and entered into as of this ______ day of _______, 2006 (“Grant Date”), by and between COACHMEN INDUSTRIES, INC., an Indiana corporation (the “Company”), and ____________, an individual, employee of the Company (the “Participant”).

WHEREAS, the Company has heretofore adopted the 2000 Omnibus Stock Plan of Coachmen Industries, Inc. (the “Plan”);

WHEREAS, the Company desires to grant an award of restricted stock to the Participant pursuant to the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties do hereby agree as follows:

1.  Certain Definitions. When used herein, the following terms shall have the meanings set forth below:

A.  “Change in Control” of the Company shall mean the occurrence of any of the following:

(i)  any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its affiliates, any qualified or non-qualified plan maintained by the Company or its affiliates, and any Passive Investor) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under such Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding securities;

(ii)  during a period of 24 months, a majority of the Board of Directors of the Company ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors;

(iii)  shareholder approval of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)  shareholder approval of either (i) a complete liquidation or dissolution of the Company or (ii) a sale or other disposition of all or substantially all of the assets of the Company, or a transaction having a similar effect.

B.  “Code” means the Internal Revenue Code of 1986, as amended, or any successor revenue code which may hereafter be adopted in lieu thereof.

C.  “Committee” means the Management Development/Compensation Committee of the Board of Directors of the Company.

D.  “Company Stock” means shares of the Company’s common stock.

E.  “Retirement” means the date a Participant terminates Service with the Company upon attaining age 65, or such earlier retirement age as determined by the Committee, in its discretion.

F.  “Passive Investor” means any person who becomes a beneficial owner of 20% or more of the combined voting power of the Company’s then outstanding securities solely because (i) of a change in the aggregate number of voting shares outstanding since the last date on which the person acquired beneficial ownership of any voting shares or (ii) (A) the person acquired beneficial ownership of the shares based on calculations correctly performed and using the Company’s most current reports publicly on file with the Securities and Exchange Commission which indicated that acquisition of the shares would not cause the person to become the beneficial owner of 20% or more of the voting shares then outstanding, and (B) the person had no notice or reason to believe that acquisition of the shares would result in the person becoming the beneficial owner of 20% or more of the voting shares then outstanding, and (iii) the person sells a number of shares that reduces the person’s beneficial ownership of the voting shares to less than 20% of the voting shares outstanding within 10 business days after receiving notice from the Company that the 20% threshold had been exceeded.

G.  “Restricted Stock Award” means the grant of restricted Company Stock to Participant subject to the terms of this Agreement.

H.  “Restricted Share(s)” means a Share(s) underlying a Restricted Stock Award before the vesting of such Share.

I.  “Service” shall mean the performance of services as an employee for the Company (or any parent or subsidiary) on a consistent basis for the Company (or any parent or subsidiary).

J.  “Share(s)” means a share(s) of common stock of the Company.

2.  Grant of Award. The Company hereby grants to the Participant ___________ (______) Restricted Shares, subject to the terms and conditions set forth herein. The Restricted Stock Award will vest as set forth in Section 6.

3.  Issuance of Shares. The Shares shall be issued in the Participant’s name as soon as reasonably practicable after the Lapse Date as provided in Section 6 of this Agreement.

4.  Rights of Participant. The Participant shall not be entitled to any rights of a shareholder of the Company with respect to the Restricted Shares, including the right to vote the Shares or the right to receive dividends and/or other distributions, if any, declared on such Shares until the Lapse Date.

5.  Transfer Restrictions. Until the Lapse Date, the Restricted Shares shall not be sold, exchanged, assigned, pledged, bequeathed, devised, or otherwise transferred, directly or indirectly, voluntarily or involuntarily, by the Participant, or any person or entity claiming through or on behalf of the Participant, and no Restricted Shares may be subject in any manner to attachment, lien, execution, transfer by bankruptcy, judicial order or by operation of law, garnishment or other alienation or encumbrance of any kind, either direct or indirect, voluntarily or involuntarily before the Lapse Date; provided, however, that, subject to the terms of this Agreement, such Shares may be transferred upon the death of the Participant to the legal representative of the estate of the Participant or the person or persons who shall acquire the right to receive the vested Shares by bequest or inheritance or by reason of the death of the Participant. Any transfer or purported transfer of Restricted Shares in violation of the restrictions set forth in this Section 5 shall be null and void and shall result in the forfeiture to the Company, without notice and without consideration to the Participant, of the Restricted Shares transferred or purportedly transferred.

6.  Release of Restrictions. The restrictions set forth in Section 5 shall lapse upon the earliest of the following (the “Lapse Date”): (i) the second anniversary of the Grant Date, provided the Participant has remained in continuous Service with the Company from the Grant Date through such second anniversary (the “Vesting Period”); (ii) the death of the Participant; (iii) the disability of the Participant; (iv) the Retirement of the Participant; or (v) the occurrence of a Change in Control.

7.  Forfeitures. The Shares shall be forfeited without notice and without consideration immediately in accordance with the following:

A.  if the Participant’s Service with the Company is terminated during the Vesting Period for any reason other than death, disability or Retirement, unless the Committee, in its discretion, determines otherwise; or

B.  if the Participant attempts to transfer or transfers the Shares in any manner in violation of Section 5; or

C.  if, at any time during the Vesting Period, the Participant is not in compliance with the Company’s Code of Conduct and/or Participant’s Business Protection Agreement, as determined by the Committee in its discretion; or

D.  with respect to any Shares that are not vested pursuant to Section 6 of this Agreement.

Any Shares forfeited under this Section 7 shall be retained by the Company.

8.  Termination of Service Upon Death, Disability or Retirement. If the Participant’s Service is terminated during the Vesting Period by reason of the Participant’s death, disability or Retirement, the vesting of the outstanding Restricted Shares shall be accelerated, the restrictions on the Restricted Shares shall lapse, and certificates for the vested Shares shall be issued and delivered to the Participant or the legal representative of the estate of the Participant or the person or persons who shall acquire the right to receive the vested Shares by bequest or inheritance or by reason of the death of the Participant, as soon as practicable after such death, disability or Retirement.

9. Code Section 162(m) Limitation. Notwithstanding anything in this Agreement to the contrary, to the extent that Code Section 162(m) would operate to limit the Company’s federal income tax deduction for remuneration with respect to a Participant, resulting in federal income tax liability to the Company, the Participant’s receipt of Shares shall be deferred until Section 162(m) no longer operates to result in such federal income tax liability to the Company. The determination of whether Code Section 162(m) operates to limit the Company’s deduction in a manner resulting in federal income tax liability to the Company will be determined by the Committee. Payment of the Shares shall occur in the following calendar year (or, if necessary, each subsequent calendar year) to the extent such payment, when added to other remuneration subject to the Section 162(m) limit for such year, does not result in federal income tax liability to the Company. Shares deferred hereunder shall be fully vested and shall not be forfeited for any reason, including, without limitation, termination of Service.

10. Change in Control. Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs during the Vesting Period, the Participant will be presumptively and conclusively deemed to have satisfied the conditions of this Restricted Stock Award and the Shares granted by the Restricted Stock Award shall vest immediately. Certificates for all vested Shares shall be issued and delivered to the Participant as soon as reasonably practicable after a Change in Control, regardless of whether the Participant continues to provide Service to the Company or any successor to the Company.

11.  Provisions of the Plan. All of the provisions of the Plan pursuant to which this Agreement is made are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Agreement and the terms in the aforesaid Plan, the Plan shall control. To the extent any capitalized terms are not otherwise defined herein, they shall have the meaning set forth in the Plan.

12.  Adjustments Upon changes in Capitalization. In the event of changes in all of the outstanding Company Stock by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of shares, reorganizations or liquidations or similar event, the number and class of Shares subject to a Restricted Stock Award shall be equitably adjusted by the Committee. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to a Restricted Stock Award.

13.  Parties in Interest; Section Headings. This Agreement shall inure to the benefit of the Company, its successors and assigns, and shall be binding on the Participant and the Participant’s heirs, personal representatives, successors and assigns. The Company may assign its rights under this Agreement. The Participant may not assign his/her rights hereunder. The section headings contained in this Agreement are inserted as a matter of convenience and shall not be considered in interpreting or construing this Agreement.

14.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

15.  Entire Agreement; Waiver. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof. The waiver of a breach of any term or condition of this Agreement must be in writing signed by the party sought to be charged with such waiver, and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

16.  Amendment. This Agreement may be amended only by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Coachmen Industries, Inc.

By:

Title:

"Participant"

Exhibit A to 2006 Restricted Stock Award Agreement

The following number of restricted shares were awarded on September 8, 2006 to the following executive officer of the Registrant pursuant to the Restricted Stock Award Agreement between the officer and the Registrant:

Number of Restricted
Executive Officer’s Name and Title   Shares Awarded
Colleen A. Zuhl
Chief Financial Officer         1,000